Exhibit 23.2

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2007, with respect to the consolidated financial statements and financial statement schedule of Nortech Systems Incorporated, which appears in Nortech Systems Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2006.

McGladrey & Pullen, LLP

Minneapolis, Minnesota

August 27, 2007